FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR 2015 FOURTH QUARTER

•
Q4 Net Income of $0.64 Per Share Includes $0.07 Per Share of Benefit from Insurance and Mortgage Reserve Reversals; Prior Year Q4 Net Income of $0.58 Per Share Includes $0.16 Per Share of Tax and Insurance Benefits

•	Net New Orders Increased 13% to 3,659 Homes Driven by 9% Gain in Absorption Pace

•	Value of Net New Orders Increased 24% to $1.4 Billion

•	Home Sale Gross Margin of 23.5%, Up 40 Basis Points Over Prior Year

•	Home Sale Revenues Increased 12% to $2.0 Billion

•	Closings Increased 7% to 5,662 Homes; Average Sales Price Up 6% to $353,000

•	Q4 Backlog Value Up 26% Over Prior Year to $2.5 Billion; Unit Backlog Increased 15% to 6,731 Homes

•	PulteGroup Ended the Quarter with $775 Million of Cash and a Debt-to-Capital Ratio of 30%

ATLANTA, Jan. 28, 2016 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2015. For the quarter, PulteGroup reported net income of $228 million, or $0.64 per share, inclusive of $0.07 per share of benefit associated with the reversal of certain mortgage and construction related insurance reserves. Prior year net income of $217 million, or $0.58 per share, included $0.16 per share of income tax and insurance benefits.

“PulteGroup’s fourth quarter results reflect improved performance from our homebuilding operations and, more broadly, the favorable demand environment we continue to experience within the housing industry,” said Richard J. Dugas, Jr., Chairman, President and CEO of PulteGroup. “We realized a significant increase in fourth quarter operating performance driven by gains in order rates, closings, pricing and margins, while the 26% increase in our backlog value to $2.5 billion provides excellent momentum for strong earnings growth in 2016.

“While heightened global economic concerns have created greater market volatility, the positive trends in jobs, demographics and household formations, along with low interest rates and limited housing inventory, support expectations that housing demand continues to move higher at a measured pace for a number of years. Given the investments we are making into our business, including our recently completed John Wieland asset purchase, PulteGroup is well positioned to grow its revenues and earnings, while continuing to generate high returns on invested capital and consistently return funds to shareholders.”

Fourth Quarter Results

Home sale revenues for the fourth quarter totaled $2.0 billion, an increase of 12% over the prior year. The increase in revenues was driven by a 7% increase in closings to 5,662 homes combined with a 6% increase in average selling price to $353,000. The higher average selling price in the quarter reflects an ongoing shift in the mix of homes closed toward the Company’s Pulte Homes brand, as well as price increases realized across all three of the Company’s national brands: Centex, Pulte Homes and Del Webb.

Home sale gross margin for the period was 23.5%, an increase of 40 basis points from the prior year. SG&A expense for the quarter of $139 million, or 7.0% of home sale revenues, includes the benefit of a $30 million reversal of construction related insurance reserves recorded in the period. SG&A for the prior year period of $146 million, or 8.2% of home sale revenues, included the benefit of a $15 million reversal of construction related insurance reserves.

For the quarter, the Company reported 3,659 net new orders, an increase of 13% from prior year orders of 3,232 homes. The dollar value of fourth quarter orders increased 24% over the prior year to $1.4 billion. The Company ended the year with 620 active communities, which is up 4% from the comparable prior year period.

PulteGroup’s backlog of 6,731 homes, valued at $2.5 billion, is its highest year-end backlog since 2007, and is up from prior year backlog of 5,850 homes, valued at $1.9 billion. Reflecting the continued mix shift toward the Company’s higher priced Pulte Homes brand, average selling price in backlog increased 10% over the prior year to $365,000.

The Company's financial services operations reported pretax income of $29 million benefitted from the reversal of $12 million in mortgage repurchase reserves in the quarter. Prior year pretax income for financial services totaled $13 million. Mortgage capture rate for the fourth quarter was 83% compared with 81% in the prior year.

The Company ended the year with a cash balance of $775 million and a debt-to-capitalization ratio of 30%. Given trading limitations resulting from work to close its previously disclosed term loan and to acquire certain assets of John Wieland Homes and Neighborhoods, the Company did not repurchase any shares of common stock during the quarter.

A conference call discussing PulteGroup's fourth quarter results will be held Thursday, January 28, 2016, at 8:30 a.m. Eastern Time, and webcast live via www.pultegroupinc.com. Interested investors can access the call via the Company's home page at www.pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company's fourth quarter results.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Homebuilding
Home sale revenues	$1,997,309	$1,776,469	$5,792,675	$5,662,171
Land sale revenues	20,885	9,995	48,536	34,554
	2,018,194	1,786,464	5,841,211	5,696,725
Financial Services	43,434	36,093	140,753	125,638
Total revenues	2,061,628	1,822,557	5,981,964	5,822,363

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,527,594	1,366,584	4,440,893	4,343,249
Land sale cost of revenues	13,867	8,367	35,858	23,748
	1,541,461	1,374,951	4,476,751	4,366,997

Financial Services expenses	14,138	23,091	82,047	71,057
Selling, general, and administrative expenses	138,990	146,024	589,780	667,815
Other expense, net	(6,276)	11,371	17,363	26,736
Income before income taxes	373,315	267,120	816,023	689,758
Income tax expense	145,288	50,025	321,933	215,420
Net income	$228,027	$217,095	$494,090	$474,338

Net income per share:
Basic	$0.65	$0.58	$1.38	$1.27
Diluted	$0.64	$0.58	$1.36	$1.26
Cash dividends declared	$0.09	$0.08	$0.33	$0.23

Number of shares used in calculation:
Basic	348,699	369,533	356,576	370,377
Effect of dilutive securities	3,047	3,734	3,217	3,725
Diluted	351,746	373,267	359,793	374,102

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2015	December 31, 2014

ASSETS

Cash and equivalents	$754,161	$1,292,862
Restricted cash	21,274	16,358
House and land inventory	5,450,058	4,392,100
Land held for sale	81,492	101,190
Residential mortgage loans available-for-sale	442,715	339,531
Investments in unconsolidated entities	41,267	40,368
Other assets	671,099	543,218
Intangible assets	110,215	123,115
Deferred tax assets, net	1,394,879	1,720,668
	$8,967,160	$8,569,410

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$327,725	$270,516
Customer deposits	186,141	142,642
Accrued and other liabilities	1,284,273	1,343,774
Income tax liabilities	57,050	48,722
Financial Services debt	267,877	140,241
Term loan	500,000	—
Senior notes	1,584,769	1,818,561
Total liabilities	4,207,835	3,764,456

Shareholders' equity	4,759,325	4,804,954

	$8,967,160	$8,569,410

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income	$494,090	$474,338
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	311,699	223,769
Write-down of land and deposits and pre-acquisition costs	11,467	11,168
Depreciation and amortization	46,222	39,864
Share-based compensation expense	24,752	29,292
Loss on debt retirements	—	8,584
Other, net	5,605	6,091
Increase (decrease) in cash due to:
Restricted cash	(8,626)	1,368
Inventories	(927,768)	(346,596)
Residential mortgage loans available-for-sale	(104,609)	(53,734)
Other assets	(177,063)	(46,249)
Accounts payable, accrued and other liabilities	(23,898)	(38,646)
Net cash provided by (used in) operating activities	(348,129)	309,249
Cash flows from investing activities:
Net change in loans held for investment	8,664	335
Change in restricted cash related to letters of credit	3,710	54,989
Capital expenditures	(45,440)	(48,790)
Cash used for business acquisitions	—	(82,419)
Other investing activities, net	2,212	8,261
Net cash used in investing activities	(30,854)	(67,624)
Cash flows from financing activities:
Financial Services borrowings	127,636	34,577
Proceeds from debt issuance	500,000	—
Repayments of debt	(239,193)	(250,631)
Borrowings under revolving credit facility	125,000	—
Repayments under revolving credit facility	(125,000)	—
Stock option exercises	10,535	15,627
Share repurchases	(442,738)	(253,019)
Dividends paid	(115,958)	(75,646)
Net cash used in financing activities	(159,718)	(529,092)
Net decrease in cash and equivalents	(538,701)	(287,467)
Cash and equivalents at beginning of period	1,292,862	1,580,329
Cash and equivalents at end of period	$754,161	$1,292,862

Supplemental Cash Flow Information:
Interest capitalized, net	$(4,193)	$(4,561)
Income taxes paid (refunded), net	$(5,654)	$1,030

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
HOMEBUILDING:
Home sale revenues	$1,997,309	$1,776,469	$5,792,675	$5,662,171
Land sale revenues	20,885	9,995	48,536	34,554
Total Homebuilding revenues	2,018,194	1,786,464	5,841,211	5,696,725

Home sale cost of revenues	1,527,594	1,366,584	4,440,893	4,343,249
Land sale cost of revenues	13,867	8,367	35,858	23,748
Selling, general, and administrative expenses	138,990	146,024	589,780	667,815
Other expense, net	(6,276)	11,371	17,363	26,736
Income before income taxes	$344,019	$254,118	$757,317	$635,177

FINANCIAL SERVICES:
Income before income taxes	$29,297	$13,002	$58,706	$54,581

CONSOLIDATED:
Income before income taxes	$373,315	$267,120	$816,023	$689,758

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Home sale revenues	$1,997,309	$1,776,469	$5,792,675	$5,662,171

Closings - units (a)
Northeast	531	496	1,496	1,568
Southeast	1,027	895	3,276	3,160
Florida	986	808	2,896	2,752
Midwest	977	908	2,961	2,581
Texas	1,036	1,121	3,357	3,750
West	1,105	1,088	3,141	3,385
	5,662	5,316	17,127	17,196
Average selling price	$353	$334	$338	$329

Net new orders - units (a)
Northeast	253	248	1,479	1,408
Southeast	695	615	3,454	3,075
Florida	697	567	3,168	2,841
Midwest	630	482	2,862	2,329
Texas	621	727	3,429	3,773
West	763	593	3,616	3,226
	3,659	3,232	18,008	16,652
Net new orders - dollars (b)	$1,364,821	$1,105,042	$6,305,380	$5,558,937

			December 31,
			2015	2014
Unit backlog (a)
Northeast			444	461
Southeast			1,146	968
Florida			1,274	1,002
Midwest			1,089	1,188
Texas			1,345	1,273
West			1,433	958
			6,731	5,850
Dollars in backlog			$2,456,565	$1,943,861

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

(b)
For 2015, we realigned our organizational structure and reportable segment presentation. Accordingly, the segment information provided in the table above has been reclassified to conform to the current presentation for all periods presented.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
MORTGAGE ORIGINATIONS:
Origination volume	3,820	3,323	11,435	10,805
Origination principal	$1,013,140	$839,856	$2,929,531	$2,656,683
Capture rate	82.8%	81.4%	82.9%	80.2%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Interest in inventory, beginning of period	$155,781	$190,342	$167,638	$230,922
Interest capitalized	29,896	32,651	120,001	131,444
Interest expensed	(36,179)	(55,355)	(138,141)	(194,728)
Interest in inventory, end of period	$149,498	$167,638	$149,498	$167,638